COWEN APPOINTS LORENCE KIM AS NEW INDEPENDENT BOARD DIRECTOR

NEW YORK – February 15, 2022 ─ Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) is pleased to announce that Lorence Kim, M.D., has been appointed to its Board of Directors, effective February 15, 2022. The appointment will increase the size of Cowen’s Board to nine members.

“With his background in both health care and finance, Lorence is a tremendous addition to our Board,” said Jeffrey M. Solomon, Chair and Chief Executive Officer of Cowen. “As a well-respected member of the biotech community, Lorence brings his valuable operating experience and detailed understanding of a very important industry for us at Cowen. We look forward to his perspectives and expertise as we continue to execute on our strategy and drive value for Cowen’s stakeholders.”

Dr. Kim is currently a Venture Partner at Third Rock Ventures. Until June 2020, he served as Chief Financial Officer of Moderna, leading efforts to raise $4.4 billion of capital. At the time of his departure, Moderna had raised the three largest private financing rounds and the largest IPO in biotech history. Dr. Kim joined Moderna after spending 14 years at Goldman Sachs, most recently as a Managing Director and co-head of the U.S. biotechnology investment banking effort.

Dr. Kim graduated magna cum laude from Harvard University with a bachelor’s degree in biochemical sciences. He earned an M.B.A. in healthcare management as a Palmer Scholar from the Wharton School of the University of Pennsylvania and an M.D. from the University of Pennsylvania School of Medicine.

Dr. Kim currently serves as a member of the Boards of Directors of Flare Therapeutics, a biotechnology company targeting transcription factors to discover precision medicines for cancer and other diseases, and Abata Therapeutics, a company focused on translating the biology of regulatory T cells (Tregs) into transformational medicines for patients living with severe autoimmune and inflammatory diseases, and on the Board of Governors of the American Red Cross. He previously served on the Board of Seres Therapeutics.

About Cowen Inc. Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm that operates through two business segments: a broker dealer and an investment management division. The Company’s broker dealer division offers investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing, and commission management services. Cowen’s investment management segment offers actively managed alternative investment products. Cowen Inc. focuses on delivering value-added capabilities to our clients in order to help them outperform. Founded in 1918, the firm is headquartered in New York and has offices worldwide. Learn more at Cowen.com.

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